                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant:                          [_]
Filed by a Party other than the Registrant:   [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             Matrix Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                              MATRIX BANCORP, INC.
                        1380 Lawrence Street, Suite 1400
                            Denver, Colorado  80204

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1999


To the Shareholders of Matrix Bancorp, Inc.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), will be held at Hotel Teatro, 1100 14th Street, Denver, Colorado 80202, on the 14th day of May, 1999, at 10:00 a.m. (local time) for the following purposes:

          1. To elect two (2) directors to hold office until the 2002 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified;

          2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 1999 fiscal year; and

          3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on April 9, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten
(10) days prior to the Annual Meeting.

     You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              T. Allen McConnell, Secretary


April 14, 1999

                             MATRIX BANCORP, INC.
                       1380 Lawrence Street, Suite 1400
                            Denver, Colorado  80204

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1999


                          ___________________________

                         SOLICITATION AND REVOCABILITY
                                  OF PROXIES



     The accompanying proxy is solicited by the Board of Directors on behalf of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), to be voted at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 14, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the director nominees named herein pursuant to Proposal 1, in favor of Proposal 2 set forth in the Notice, and the proxies will use their discretion with respect to any matters referred to in Proposal 3 set forth in the Notice.

     The executive offices of the Company are located at, and the mailing address of the Company is, 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204.

     Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about April 14, 1999. The Company's Annual Report to Shareholders for 1998 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to T. Allen McConnell, Secretary, Matrix Bancorp, Inc., 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of voting Common Stock, par value $.0001 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.


                                 QUORUM AND VOTING

     The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 9, 1999 (the "Record Date"). On the Record Date, there were 6,724,911 shares of Common Stock issued and outstanding.

     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Bylaws, as amended, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors pursuant to Proposal 1, and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.


           PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors, advisory directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person listed in the following table is 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204.

                                                                   Shares
                                                                Beneficially
                                                                  Owned (1)
                                                              ----------------
                                                                                            Percent
                           Name                                    Number                  of Class
-----------------------------------------------------------   ----------------            ----------
Guy A. Gibson                                                        1,149,875                  17.1%
Richard V. Schmitz                                                   1,151,375                  17.1
D. Mark Spencer                                                      1,147,876                  17.1
Thomas M. Piercy                                                       236,375                   3.5
David W. Kloos                                                         156,498  (2)              2.3
Thomas P. Cronin                                                        13,089  (2)                *
Stephen G. Skiba                                                        16,000  (2)                *
David A. Frank                                                          11,000  (2)                *
Peter G. Weinstock                                                       8,500  (2)                *
U.S. Bancorp
 601 2nd Ave. South
 Minneapolis, MN 55402-4302                                            658,413  (3)              9.8
Fleet Financial Group, Inc.
 One Federal Street
 Boston, MA 02211                                                      366,900  (4)              5.5
Financial Stocks, Inc.
 507 Carew Tower
 441 Vine Street
 Cincinnati, Ohio  45202                                               424,300  (5)              6.3
All directors, advisory directors and
    executive officers as a group (13 persons)                       3,958,628  (2)             58.3

___________

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Includes options that are currently exercisable, or become exercisable within 60 days of the Record Date, to purchase from the Company the number of shares of Common Stock indicated for the following persons: David W. Kloos (14,000), Thomas P. Cronin (10,000), Paul E. Skretny (10,000), Gary Lenzo (12,000), T. Allen McConnell (4,000), Stephen G. Skiba (6,000), David
     A. Frank (6,000), and Peter G. Weinstock (6,000). Under the terms of the Company's Employee Stock Purchase Plan (the "Purchase Plan"), participants are issued fractional shares to the extent the money in their account is not evenly divisible into a whole number of shares on the purchase date. For ease of presentation, the number of shares of Common Stock outstanding and the number of shares of Common Stock beneficially owned by the persons described in this Proxy Statement have been rounded to the nearest whole share.
(3)  Based on a Schedule 13G filed by U.S. Bancorp on February 11, 1999. The
     Schedule 13G discloses that U.S. Bancorp has sole power to vote or direct the vote of no shares and the sole power to dispose or direct the disposition of 658,413 shares.
(4) Based on a Schedule 13G filed by Fleet Financial Group, Inc. on February 12, 1999. The Schedule 13G discloses that Fleet Financial Group, Inc. has sole power to vote or direct the vote of 279,200 shares and sole power to dispose or direct the disposition of 366,900 shares.
(5) Based on a Schedule 13D filed by the Financial Stocks, Inc. on March 31, 1998. The Schedule 13D disclosed that Financial Stocks, Inc. has sole voting power over 401,346 shares of common stock, shared voting power over 22,954 shares of common stock, sole dispositive power over 401,346 shares of common stock and shared dispositive power over 22,954 shares of common stock.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

General

     Matrix Bancorp, Inc. ("Matrix Bancorp") is a unitary thrift holding company that operates principally through the following operating subsidiaries: United Financial, Inc. ("United Financial"), Matrix Financial Services Corporation ("Matrix Financial"), Matrix Capital Bank ("Matrix Bank"), United Special Services, Inc. ("USS"), United Capital Markets, Inc. ("UCM"), Sterling Trust Company ("Sterling") and First Matrix Investment Services Corporation ("First Matrix").

     The Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

     The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. All advisory directors serve at the pleasure of the Board of Directors. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

Nominees and Continuing Directors

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in the proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the 2002 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified. Proxies cannot be voted for a greater number of persons than the nominees named.

     Information regarding each nominee, each of the continuing directors of the Company, and each advisory director of the Company is set forth in the table and text below:

                                                         Present                            Director's
         Name                 Age                    Office(s) Held                        Term Expires
-----------------------    --------      ---------------------------------------        -----------------
Nominees:

Richard V. Schmitz               36      Matrix Bancorp:  Chairman of the Board                 2002
                                         United Financial:  Chairman of the Board

D. Mark Spencer                  39      Matrix Bancorp:  Vice Chairman and Director            2002
                                         Matrix Bank:  Chairman of the Board

                                                         Present                             Director's
         Name                 Age                     Office(s) Held                        Term Expires
-----------------------    --------      ----------------------------------------       --------------------
Continuing Directors:

Thomas M. Piercy                 34      Matrix Bancorp:  Director                              2000
                                         United Financial:  Managing Director

Stephen G. Skiba(1)(2)           44      Matrix Bancorp:  Director                              2000

Guy A. Gibson                    34      Matrix Bancorp:  President, Chief                      2001
                                         Executive Officer and Director
                                         Matrix Financial: Chairman of the Board

David W. Kloos                   37      Matrix Bancorp: Senior Vice                            2001
                                         President, Chief Financial Officer and Director
                                         Matrix Bank:  Executive Vice President and
                                         Chief Financial Officer

David A. Frank(1)(2)             51      Matrix Bancorp:  Director                              2001

Advisory Director:

Peter G. Weinstock               37      Matrix Bancorp:  Advisory Director                       --

-----------

(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

     Guy A. Gibson has served as the Chief Executive Officer and a director of Matrix Bancorp since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990. Mr. Gibson was one of the original founders of Matrix Financial and acted as its Chief Executive Officer during 1990. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based servicing brokerage firm, from 1989 to 1990.

     Richard V. Schmitz has served as a director of Matrix Bancorp since its formation in June 1993 and was elected Chairman of the Board of Matrix Bancorp in February 1996. Mr. Schmitz was one of the original founders of United Financial, held the position of Chief Executive Officer of United Financial from 1990 until early 1997, and has been Chairman of the Board of United Financial since that time.

     D. Mark Spencer served as Chairman of the Board of Matrix Bancorp from June 1993 until February 1996. Mr. Spencer has also served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993, and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

     Thomas M. Piercy has served in various managerial capacities at United Financial since October 1990, and currently serves as Managing Director of United Financial. Mr. Piercy has served as a director of Matrix Bancorp since June 1993. From 1986 to 1990, Mr. Piercy served as Managing Director of Lincoln Financial Group.

     David W. Kloos has served as a Vice President and Chief Financial Officer of Matrix Bancorp since June 1993, and he has served as a director of Matrix Bancorp also since June 1993. Mr. Kloos was appointed as Senior Vice President of Matrix Bancorp in September 1996. Mr. Kloos has served as Executive Vice President and Chief Financial Officer of Matrix Bank since October 1993. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. From 1985 to 1989, Mr. Kloos, a certified public accountant, was employed by KPMG Peat Marwick LLP.

     Stephen G. Skiba, a director of Matrix Bancorp since March 1996, is Director of Equity Research, focusing on banks and thrifts, for ABN AMRO Inc., an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with KPMG Peat Marwick LLP.

     David A. Frank was elected director of Matrix Bancorp in September 1996. Mr. Frank is a private investor and a consultant for financial services companies. He was President, Chief Executive Officer and founder of America's Mortgage Source, a mortgage company involved in the origination of residential mortgage loans, which operated from 1995 into 1998. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, and as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation (now known as Chase Manhattan). Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company (now known as Citigroup), where he was primarily involved in mergers, acquisitions, capital market activities and in restructuring a manufacturing-based concern into a diversified financial services company.

     Peter G. Weinstock has served as an advisory director to Matrix Bancorp since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, where he has been employed for more than five years. Jenkens & Gilchrist, a Professional Corporation, from time to time serves as outside counsel to the Company.

     The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

Executive Officers

     The following sets forth the name, age, current position with the Company, and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Gibson, Schmitz, Piercy, Spencer and Kloos is set forth above under the caption "--Nominees and Continuing Directors."

     George R. Bender, age 59, has been President and Chief Executive Officer of Matrix Financial since October 1998. Prior to joining Matrix Financial, from 1990 to 1997, Mr. Bender served as Executive Vice President in charge of mortgage banking operations for Bank United in Houston, Texas. From 1985 to 1990, Mr. Bender served as President and Chief Executive Officer of Centrust Mortgage Corporation. Mr. Bender has been in the mortgage banking business for more than 35 years, primarily serving during such time in various executive capacities for subsidiaries of financial institutions and Wall Street investment banking concerns.

     Thomas P. Cronin, age 53, joined the Company in March 1997 as Vice Chairman of Matrix Bancorp and Chief Executive Officer of United Financial. Prior to joining the Company, Mr. Cronin held various positions with MCA Financial Corporation, a Michigan-based financial services company, and its wholly owned subsidiary, MCA Mortgage Corporation. Mr. Cronin's most recent management position with MCA Financial Corporation was Vice Chairman. Mr. Cronin served as a director of MCA Financial Corporation until January 1999. Mr. Cronin has over 30 years of experience in the mortgage banking industry and currently is the Legislative Vice Chairman and board member for the Mortgage Bankers Association of America. In February 1999, MCA Financial Corporation and several of its affiliates, including MCA Mortgage Corporation, filed for reorganization under Chapter 11 of the bankruptcy code. The petition for reorganization was filed by a receiver for such entities, who was appointed in January 1999.

     Gary Lenzo, age 48, has served as President and Chief Executive Officer and a director of Matrix Bank since October 1993. From 1987 to 1992, Mr. Lenzo served as Vice President of Austin Savings Association and Great Western Savings Bank, both Austin, Texas based savings associations. From 1984 to 1986, Mr. Lenzo served as Vice President of Unifirst American Mortgage Corporation, an Austin, Texas mortgage company.

     T. Allen McConnell, age 32, joined the Company in October 1997 as Senior Vice President, Secretary and General Counsel. From September 1992 to October 1997, Mr. McConnell was an attorney with Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where his practice focused on corporate finance and mergers and acquisitions. Jenkens & Gilchrist, a Professional Corporation, from time to time serves as outside counsel for the Company.

     Paul E. Skretny, age 54, has served as Chief Executive Officer of Sterling since May 1993 and as Chairman of the Board of First Matrix since March 1994. Prior to his association with Sterling, Mr. Skretny was Senior Vice President of APS Securities Corporation and Masterson, Moreland, Sauer, Whisman Inc. from June 1988 to February 1993, providing investment services and assistance to individual and institutional investors. From May 1975 to April 1988, Mr. Skretny was employed by Jefferson Bancshares, Inc. and its subsidiaries serving as President and Chief Executive Officer from 1984 to 1988. From June 1964 to 1975, he was employed by the Manufacturers & Traders Trust Company and the Bank of Buffalo in various positions as Assistant Manager, Operations Officer, Assistant Vice President and Vice President of Branch Office Administration.
Mr. Skretny holds professional certifications and licenses as a fully registered general securities representative, general securities principal and uniform securities agent.

Committees of the Board of Directors

     The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee and the Audit Committee are each comprised of Mr. Skiba and Mr. Frank. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the 1996 Amended and Restated Stock Option Plan (the "Plan") and the Purchase Plan. The Compensation Committee held three meetings during 1998, and also acted on several occasions during 1998 by unanimous consent. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held two meetings during 1998.

     The Board of Directors does not have a standing Nominating Committee.

     The Board of Directors held thirteen meetings during 1998. During 1998, each director attended at least 75% of the meetings of the Board of Directors and committees on which he served.

Director Compensation

     The Company pays each nonemployee director of the Company a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors and committee meetings. Nonemployee directors are also eligible for stock option grants under the Plan.

     Each advisory director of the Company is paid a $2,500 quarterly retainer and a fee of $1,000 ($250 if such advisory director's attendance is via teleconference) for each meeting of the Board of Directors of Matrix Bancorp that he attends. The Company also reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors meetings. Advisory directors are also eligible for stock option grants under the Plan.

Compensation of Executive Officers

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1996, 1997, and 1998 by the Company to or on behalf of the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 1998 was in excess of $100,000:


                                                                          Annual                      Long-Term
                                                                      Compensation(1)               Compensation
                                                  -----------------------------------------------   ------------


                                                                                     Other Annual     Options/
           Name and Principal Positions               Year     Salary      Bonus     Compensation       SARs

-------------------------------------------------------------------------------------------------   ------------
Guy A. Gibson
 President, Chief Executive Officer and Director      1998    $250,000    $50,000     $    --             --

 of Matrix Bancorp; Chairman of the                   1997     250,000         --          --             --

 Board of Matrix Financial                            1996     250,000         --      47,514(2)          --


Richard V. Schmitz
 Chairman of the Board of Matrix Bancorp;             1998    $250,000    $50,000     $    --             --

 Chairman of the Board of United Financial            1997     257,211         --          --             --

                                                      1996     250,000         --          --             --


D. Mark Spencer
 Vice Chairman of Matrix                              1998    $250,000    $50,000     $    --             --

 Bancorp; Chairman of the Board of Matrix             1997     257,211         --          --             --

 Bank                                                 1996     250,000         --          --             --


Thomas M. Piercy
 Director of Matrix Bancorp;                          1998    $250,000    $    --     $    --             --

 Managing Director of United Financial                1997     280,631         --          --             --

                                                      1996     293,626         --          --             --

Thomas P. Cronin
 Vice Chairman of Matrix Bancorp;                     1998    $250,000    $    --(8)  $    --             --

 Chief Executive Officer of United                    1997     208,333     20,000          --         25,000(5)

 Financial                                            1996          --         --          --             --





                                                         All Other
           Name and Principal Positions                 Compensation
------------------------------------------------        ------------
Guy A. Gibson
 President, Chief Executive Officer and Director             $33,500  (3)(4)(7)
 of Matrix Bancorp; Chairman of the                            8,375  (3)(4)
 Board of Matrix Financial                                     8,375  (3)(4)

Richard V. Schmitz
 Chairman of the Board of Matrix Bancorp;                    $31,820  (3)(4)(7)
 Chairman of the Board of United Financial                     8,525  (3)(4)
                                                               8,375  (3)(4)

D. Mark Spencer
 Vice Chairman of Matrix                                     $34,920  (3)(4)(7)
 Bancorp; Chairman of the Board of Matrix                      9,025  (3)(4)
 Bank                                                          8,375  (3)(4)

Thomas M. Piercy
 Director of Matrix Bancorp;                                 $    --
 Managing Director of United Financial                           373  (6)
                                                               2,375  (4)

Thomas P. Cronin
 Vice Chairman of Matrix Bancorp;                            $ 2,500  (4)
 Chief Executive Officer of United                                --
 Financial                                                        --


___________

(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. The bonus amount reflected for each such person for 1998 was actually paid in 1999.
(2) Amount specified represents payments made to Mr. Gibson during the year shown in respect of Mr. Gibson's accrued tax liability during prior periods in which the Company operated as an "s" corporation.
(3) Of this amount, $6,000 represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors for each of 1996, 1997 and 1998, except that such amount for 1997 is only $5,500 for Mr. Schmitz.
(4) Of this amount, $2,375, $2,375, and $2,500, respectively, represents the Company's contribution to such person's account maintained under the 401(k) savings plan during 1996, 1997 and 1998, respectively.
(5) The exercise price for these options is $13.75. These options become exercisable ratably over five years, with the first 20% exercisable as of March 3, 1998.
(6) Represents the Company's contribution to Mr. Piercy's account maintained under the 401(k) savings plan during 1997.
(7) Represents premium paid by the Company for life insurance policies owned by and payable to the family of each executive officer. Annual premiums paid in 1998 were $25,000 for Mr. Gibson, $23,320 for Mr. Schmitz, and $26,420 for Mr. Spencer.
(8)  Amount of Mr. Cronin's bonus for 1998 has not yet been determined.

Exercises of Options

   The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1998, and unexercised options held as of December 31, 1998. No options were exercised by the Named Executive Officers during 1998.

             Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values





                                                                                      Value of
                                                               Number of            Unexercised
                              Number of                       Unexercised           in-the-money
                               Shares                           options               options
                              Acquired                         at FY-end:            at FY-end:
                                 on                           Exercisable/          Exercisable/
           Name               Exercise    Value Realized     Unexercisable         Unexercisable(1)
---------------------------  -----------  --------------  --------------------   --------------------

Guy A. Gibson..............           --              --             --/--       $         --/--

Richard V. Schmitz.........           --              --             --/--                 --/--

D. Mark Spencer............           --              --             --/--                 --/--

Thomas M. Piercy...........           --              --             --/--                 --/--

Thomas P. Cronin...........           --              --          5,000/20,000             --/--

___________
(1) Values are stated based upon the closing price of $13.50 per share of the Common Stock on the Nasdaq National Market on December 31, 1998, the last trading day of the Company's fiscal year.

Compensation Committee Report on Executive Compensation

     The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the cash compensation for executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing stockholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons is set by contract.

     In late 1997, the Compensation Committee retained Bank Compensation Strategies, Inc. ("BCS") to analyze and review the Company's management compensation structure and elements. BCS made an initial proposal to the Compensation Committee for an annual incentive plan. This plan was tabled in mid-1998 during the pendency of the Company's proposed merger with Fidelity National Financial, Inc. ("Fidelity"). Since the termination of such proposed merger, the Compensation Committee is once again pursuing the proposal. The proposed plan is based upon targeted goals and objectives and a comparison to a peer group of companies. The performance criteria include, depending on the executive in question, the Company's return on equity and budgeted pretax net income. The Compensation Committee expects formal implementation of the final plan by the date of the Annual Meeting and that the criteria with respect to such plan will apply to executive compensation beginning with the 1999 year.

     The Compensation Committee has determined in general that the available forms of executive compensation should include base salary, cash bonus awards and stock options. Performance of the Company, including stock price performance, for 1998 was targeted as a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance) for determining 1998 executive compensation, as well as the nature of each executive's responsibilities and capabilities. The Company's compensation philosophy recognizes, nevertheless, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. For example, in 1998, the Company executed an agreement to merge the Company with Fidelity. After termination of the proposed merger, the Company's stock price fell, settling at levels approximating those immediately prior to the announcement of the proposed merger. The Compensation Committee, therefore, did not place significant weight on 1998 stock price performance in evaluating 1998 executive compensation. The Company's compensation philosophy also gives consideration to the Company's achievement of specified business objectives, such as earnings expectations and return on equity, when determining executive officer compensation. The Compensation Committee endeavors to compensate the Company's executive officers based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

     An additional objective of the Compensation Committee in determining compensation is to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill shareholder considerations and values in the actions of all the employees and executive officers. In making its determinations, some consideration is given by the Compensation Committee to the number of options already held by such persons and the existing amount of Common Stock already owed by such persons.

     Executive compensation for 1998 consisted of a base salary, cash bonuses and option grants. As discussed more fully below, cash bonuses and option grants for 1998 were paid or granted during 1999 after review by the Compensation Committee of the Company's and management's performance during 1998. With respect to base salary, the Compensation Committee met in early 1998 to set base salary for each of the executive officers of the Company. In determining base salary for the executive officers, the Compensation Committee reviewed several factors, paying particular attention to the Company's results of operations and return on average equity for the year ended December 31, 1997. The Compensation Committee also reviewed the performance of the Company's stock price during 1997. The Compensation Committee noted that the Company's net income per share for 1997 was $1.20, that the return on average equity for the Company for 1997 was 22.7%, and that the Company's stock price for 1997 had remained relatively flat. In particular, the Compensation Committee noted that the return on average equity for 1997 for the Company was generally favorable in comparison to industry peers. Based upon such review, the Compensation Committee determined to maintain the base salary for 1998 of Mr. Gibson, President and Chief Executive Officer of the Company, and one of the principal shareholders of the Company, at the 1997 level of $250,000. With respect to Messrs, Schmitz and Spencer, also principal shareholders of the Company, their respective base salaries for 1998 were also maintained at the 1997 level of $250,000. The other executive officers of the Company who were employed at the time of the decision by the Compensation Committee generally received modest base salary increases for 1998 due to the factors discussed above, as well as due to the overall growth of the Company during 1997, which necessarily increased the duties of such executive officers. The base salary of Mr. George Bender, President and Chief Executive Officer of Matrix Financial, who joined the Company in October 1998 was determined by arms-length negotiation.

     The cash bonuses to the executive officers of the Company for performance during 1998 were paid in the first quarter of 1999. The Compensation Committee met in February 1999 to consider the payment of cash bonuses to executive officers for 1998 performance. The Compensation Committee reviewed the Company's financial performance during 1998, including net income per share and return on average equity, as well as the Company's stock price performance for 1998. With respect to the Company's stock price performance, the Compensation Committee did not place significant weight on such performance due to the factors discussed above with respect to the proposed merger with Fidelity, as the Compensation Committee did not believe the Company's stock price during the pendency of the proposed merger, or the price immediately after announcement of the termination thereof, accurately reflected the Company's financial performance. Based upon such factors, and in light of the fact that Mr. Gibson had received no cash bonus for the several previous years, the Compensation Committee determined to pay Mr. Gibson a cash bonus of $50,000. Similarly, the Compensation Committee determined to pay Messrs. Schmitz and Spencer each a cash bonus of $50,000. With the exception of Messrs. Bender and Cronin, the other executive officers of the Company were paid cash bonuses that were consistent with the cash bonuses paid to executive officers of the Company in prior years.

     Option grants for performance during 1998 were also made to executive officers during the first quarter of 1999. During its meetings, the Compensation Committee reviewed a proposal by management to grant options to various employees within the Company, including several executive officers. The Compensation Committee generally reviewed the same factors as discussed above with respect to cash bonuses paid in determining whether or not to grant options to executive officers of the Company based upon 1998 performance. Messrs. Gibson, Spencer and Schmitz were not granted options due to their significant equity positions in the Company. The other executive officers were generally granted options to purchase 5,000 or fewer shares of the Company's common stock on terms, including vesting schedules, that were consistent with prior grants to all employees of the Company.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.


                                         COMPENSATION COMMITTEE

                                         Stephen G. Skiba
                                         David A. Frank

Compensation Committee Interlocks and Insider Participation

   There are no reportable compensation committee interlocks or insider participation matters.

Common Stock Performance Graph

   The following performance graph compares the cumulative return of the Common Stock with that of the Broad Market (the NASDAQ Market Index) and a published industry index (SIC Code 6035-Savings Institutions, Federally-Chartered). Each index assumes $100 invested at October 18, 1996 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                              COMPARATIVE RETURNS
        Matrix Bancorp, Inc., Broad Market and Published Industry Index
                    (Performance Results Through 12/31/98)


                             [GRAPH APPEARS HERE]


                      Beginning           Year Ended          Year Ended          Year Ended
                   October 18, 1996   December 31, 1996   December 31, 1997   December 31, 1998
------------------------------------------------------------------------------------------------

Matrix Bancorp, Inc.          100.00              141.11              135.56              120.00
------------------------------------------------------------------------------------------------

Industry Index                100.00              106.35              180.28              153.17
------------------------------------------------------------------------------------------------

Broad Index                   100.00              105.97              129.63              182.83
------------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1998, the Company renewed a loan originally made to Mr. Spencer, Vice Chairman of the Board and a shareholder of the Company, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured, and the entire principal and all accrued interest is due and payable in one lump sum on December 30, 1999. The Company has the option of extending the maturity of such loan to Mr. Spencer in annual increments.

     On September 9, 1998, the Company made a loan to Mr. Piercy, Managing Director of United Financial and a director of the Company, in original principal amount of $85,000. Subsequent to year end, this loan to Mr. Piercy was cancelled. Prior to cancellation, the loan to Mr. Piercy accrued interest at the prime rate, was unsecured, and the entire principal and all accrued interest was due and payable in one lump sum on September 8, 1999. On
January 15, 1999, the Company made an additional loan to Mr. Piercy in original principal amount of $195,000. This loan to Mr. Piercy accrues interest at 10% per annum, is secured by shares of the Company held by Mr. Piercy, and the entire principal balance and any accrued interest is due and payable upon demand or December 31, 1999, whichever occurs first.

     During 1998, Matrix Financial refinanced Mr. McConnell's mortgage loan in the amount of approximately $320,000. Mr. McConnell is Senior Vice President and General Counsel of the Company. Such mortgage loan was made in the ordinary course of business of the Company, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Such mortgage loan was subsequently sold by the Company to an unaffiliated third-party investor at a fair market value.

     Sterling Trust occupies approximately 11,300 square feet in Waco, Texas, under a lease agreement that is in place until June 30, 2001, at a monthly rental payment of $13,553. The lease agreement provides for renewal options and allocation of certain expenses the lessee would reimburse over a specified amount during the life of the lease. Mr. Skretny, President of Sterling Trust and an executive officer of the Company, owns approximately 12.5% of the equity interests of the lessor of such office space.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Commission and NASDAQ National Market. Officers, directors and 10% Shareholders of the Company are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

     Based solely on review of copies of such forms received and written representation letters from executive officers and directors, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely, except that Mr. Skretny failed to file a Form 4 with respect to two transactions (which transactions were reported on a Form 5 that was filed timely).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

     Because management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the nominees for director, election of the nominees for director is virtually ensured.

                       PROPOSAL TO RATIFY APPOINTMENT OF
                             INDEPENDENT AUDITORS
                                 (Proposal 2)

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 1999. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1998, and has reported on the Company's consolidated financial statements. Representatives of the firm will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1999 FISCAL YEAR.

     Because management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the ratification of the appointment of Ernst & Young LLP, such ratification is virtually ensured.

                                OTHER BUSINESS
                                 (Proposal 3)

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     For shareholder proposals to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting, they must be received by the Company no later than December 16, 1999. The Company's proxies may exercise their discretionary authority to vote with respect to any shareholder proposal that may be presented at the 2000 Annual Meeting if the Company first receives notice of such proposal after February 29, 2000.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      T. Allen McConnell, Secretary

April 14, 1999
Denver, Colorado


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                     PROXY

                             MATRIX BANCORP, INC.

                       1380 Lawrence Street, Suite 1400

                            Denver, Colorado 80204

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints David W. Kloos and T. Allen McConnell, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Matrix Bancorp, Inc. (the "Company"), held of record by the undersigned on April 9, 1999, at the Annual Meeting of Shareholders of the Company to be held on May 14, 1999, and any adjournment(s) thereof.

                   (To Be Dated And Signed On Reverse Side)

   THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD
OFFICE UNTIL THE 2002 ANNUAL ELECTION OF DIRECTORS BY   SHAREHOLDERS OR UNTIL
THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

       [_] FOR all nominees listed (except as marked below to the contrary)
       [_] WITHHOLD AUTHORITY to vote for all nominees listed

           D. Mark Spencer, Richard V. Schmitz

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
      Withhold:
               ----------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE 1999 FISCAL YEAR.

       [_] FOR                  [_] AGAINST               [_] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

       [_] FOR                  [_] AGAINST               [_] ABSTAIN

                        DATED:                                           , 1999
                              -------------------------------------------



                              -------------------------------------------
                                              (Signature)


                              -------------------------------------------
                                      (Signature if Held jointly)

NOTE: Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.